EXTENDED STAY AMERICA INC.

EXHIBIT 11 --  Statement Re:  Computation of Earnings Per Share

                                            THREE MONTH PERIOD ENDED        NINE MONTH PERIOD ENDED
                                          ----------------------------   ----------------------------
                                          SEPTEMBER 30,  SEPTEMBER 30,   SEPTEMBER 30,  SEPTEMBER 30,
                                              1996            1995           1996            1995
                                          -------------  -------------   -------------  -------------
                                                     (In thousands, except per share data)
PRIMARY:
     Average shares outstanding                  67,571         21,712          54,655         21,712
     Net effect of dilutive stock
      options - based on the
      treasury stock method using the
      average market price................        1,494          1,266           1,253          1,265
                                                -------        -------         -------        -------
        TOTAL.............................       69,065         22,978          55,908         22,978
                                                =======        =======         =======        =======

     Net income (loss)....................      $ 2,293        $  (491)        $ 2,279        $(1,253)
                                                =======        =======         =======        =======

     Net income (loss) per share..........      $  0.03        $ (0.02)        $  0.04        $ (0.05)
                                                =======        =======         =======        =======

FULLY DILUTED
     Average shares outstanding...........       67,571         21,712          54,655         21,712
     Net effect of dilutive stock
      options -- based on the
      treasury stock method using the
      greater of ending
      or average market price.............        1,897          1,266           1,736          1,266
                                                -------        -------         -------        -------
        TOTAL.............................       69,468         22,978          56,391         22,978
                                                =======        =======         =======        =======

Net income (loss).........................      $ 2,293        $  (491)        $ 2,279        $(1,253)
                                                =======        =======         =======        =======

Net income (loss) per share...............      $  0.03        $ (0.02)        $  0.04        $ (0.05)
                                                =======        =======         =======        =======